EXHIBIT 99.1

INDEPENDENT AUDITORS' REPORT

The Board of Directors
The Aristotle Corporation:

On March 21, 2003, we reported on the consolidated balance sheets of The Aristotle Corporation and subsidiaries as of December 31, 2002 and 2001, and the related consolidated statements of earnings, stockholders' equity and comprehensive earnings, and cash flows for each of the years in the three-year period ended December 31, 2002, which are included in the 2002 Annual Report on Form 10-K. In connection with our audits of the aforementioned consolidated financial statements, we also audited the related financial statement schedule as listed below. The financial statement schedule is the responsibility of the Company's management. Our responsibility is to express an opinion on the financial statement schedule based on our audits.

In our opinion, such financial statement schedule, when considered in relation to the basic consolidated financial statements taken as a whole, presents fairly, in all material respects, the information set forth therein.

Milwaukee, Wisconsin
March 28, 2003

SCHEDULE II - VALUATION AND QUALIFYING ACCOUNTS FOR THE YEARS ENDED

DECEMBER 31, 2002, 2001, AND 2000
DESCRIPTION	BALANCE AT BEGINNING OF PERIOD	CHARGED TO COSTS AND EXPENSES		CHARGED TO OTHER ACCOUNTS (a)	DEDUCTIONS		BALANCE AT END OF PERIOD

Allowance for doubtful
receivables
Year ended December 31,
2000	$367,000	$204,000		$89,000	$(174,000)		$486,000
2001	$486,000	$140,000		$15,000	$(165,000)		$476,000
2002	$476,000	$167,000		$19,000	$(138,000)		$524,000

Inventory reserves
Year ended December 31,
2000	$395,362	$(146,042)	(b)	$470,985	$165,500	(b)	$885,805
2001	$885,805	$(131,011)	(b)	$16,635	$112,552	(b)	$883,981
2002	$883,981	$522,175		$28,148	$(320,154)		$1,114,150

(a) Allowance for doubtful receivables and inventory reserves acquired in purchase acquisitions.

(b) Net of recoveries for book to physical inventory adjustments.